Exhibit 10.1

Extract of Material Terms

Arizona State Land Department Common Variety Mineral Materials Lease

Agreement No. 11-086475-101

(Successor Lease)

Executed January 26, 2026

Source Document. This summary extracts material terms from the Arizona State Land Department “Common Variety Mineral Materials Lease Agreement,” Lease No. 11-086475-101, dated January 26, 2026, between the State of Arizona (Arizona State Land Department) as Lessor and Peeples, Inc. as Lessee (the “Lease”). This summary is qualified in its entirety by reference to the full text of the Lease, which is filed as Exhibit 10.1 to the Current Report on Form 8-K.

The following are the material terms of the Lease:

1.	Property Description. The leased premises are located in Yavapai County, Arizona, specifically Section 11, Township 13 North, Range 4 West, Lots 1 through 10, comprising a total of 377.11 acres.
2.	Term. The Lease commenced on May 2, 2023, and expires on May 1, 2043 (20-year initial term). The Lease is not renewable. Any continuation beyond the expiration date requires either (i) a discretionary extension approved in writing by the Arizona State Land Commissioner, not to exceed ten (10) years (requiring a written request submitted at least ninety (90) days prior to the expiration date), or (ii) the issuance of a new lease pursuant to a new application process.
3.	Annual Rent. Lessee is obligated to pay annual rent in the amount of $8,386.22, payable on or before each anniversary of the Lease commencement date (May 2 of each year).
4.	Minimum Annual Royalty. Lessee is obligated to pay a minimum annual royalty of $24,000.00, payable annually on or before each anniversary of the Lease commencement date (May 2 of each year), regardless of use or removal of materials. Minimum annual royalties accrue and are credited against future royalties during the remaining term; however, any accrued minimum royalties remaining at expiration or termination are forfeited to Lessor.

5.	Royalty on Primary Mineral Commodity (Gold). The Lease identifies the primary mineral commodity as Precious Metals (Gold). Lessee is required to pay Lessor a royalty equal to eight percent (8%)[i] of the applicable royalty base per ton of the primary mineral commodity recovered from the premises, payable monthly within thirty (30) days of Lessee's receipt of billing. Materials sold by ton must be weighed on certified scales.
6.	Royalty on Other Mineral Materials. For mineral materials other than the primary mineral commodity, Lessee is required to pay Lessor ten percent (10%) of the actual sale price for such other mineral materials sold, including, without limitation, borrow materials, payable monthly within thirty (30) days of Lessee's receipt of billing.
7.	Administrative Fee. A three percent (3%) administrative charge is assessed on each year’s minimum annual royalty and on all material royalty value in excess of the minimum annual royalty.
8.	Assignment and Transfer. Any assignment or transfer of the Lease, in whole or in part, requires the prior written consent of the Arizona State Land Commissioner.
9.	Reclamation Bond. Lessee is required to post and maintain a reclamation bond in the amount of $70,000.00 for the protection of public health and safety and to ensure proper surface reclamation of the leased premises. The Arizona State Land Commissioner retains discretion to increase or reduce the bond amount as circumstances warrant.
10.	Insurance Requirements. Lessee must obtain and maintain the following insurance coverage throughout the term of the Lease, naming the State of Arizona as an additional insured:
(a)	Commercial General Liability insurance with limits of not less than $2,000,000 aggregate and $1,000,000 per occurrence;
(b)	Excess Liability/Umbrella insurance with limits of not less than $5,000,000 per occurrence;
(c)	Business Vehicle Liability insurance with limits of not less than $1,000,000 combined single limit;
(d)	Workers' Compensation insurance at statutory minimum levels;
(e)	Employers' Liability insurance with limits of not less than $1,000,000 for each accident and each disease; and
(f)	Pollution Legal Liability insurance with limits of not less than $2,000,000 aggregate and $1,000,000 per occurrence.
(g)	Applicable policies must name the State of Arizona as an additional insured, be primary and non-contributory, and include waivers of subrogation.

11.	Operational Requirements. The primary mineral commodity under this Lease is Precious Metals (Gold). Lessee must submit monthly production reports to Lessor by the 15th day of each succeeding month. A Mineral Development Report (MDR) has been prepared and is incorporated into the Lease by reference. The Native Plant Fee is $0 per year. Only non-permanent improvements are permitted on the leased premises; permanent improvements are prohibited without prior written approval from Lessor.
12.	Water Rights. This Lease does not convey any water rights to Lessee. Any drilling of wells on the leased premises requires pre-approval from both Lessor and the Arizona Department of Water Resources. Lessee must install meters on any approved wells and submit annual water usage reports to Lessor.
13.	Default and Termination. The Lease will automatically terminate if rent or royalty payments are one calendar year in arrears. Late payments are subject to a penalty of five percent (5%) per month, up to a maximum of one-third of the amount due, plus interest as provided in A.R.S. 42-1123. Lessee may terminate the Lease upon thirty (30) days written notice to Lessor, provided that Lessee is not delinquent in any payments and has completed reclamation of the leased premises to Lessor's satisfaction.
14.	Indemnification. Lessee agrees to indemnify, defend, and hold harmless the State of Arizona, including the Arizona State Land Department and its officers, agents, and employees, from and against any and all claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys' fees) arising out of or resulting from Lessee's operations under this Lease, except to the extent caused solely by the State’s gross negligence or willful misconduct. These obligations survive expiration or termination of the Lease.
15.	Environmental Compliance. Lessee must comply with all applicable federal, state, and local environmental laws and regulations. Lessee is required to designate a compliance officer responsible for ensuring adherence to all environmental requirements.
16.	Dispute Resolution. Any disputes arising under this Lease are subject to arbitration pursuant to A.R.S. 12-1518.
17.	Records Retention. Lessee must maintain all records related to operations under this Lease for a period of five (5) years following completion of operations or termination of the Lease, whichever is later.
18.	Governing Law. This Lease is governed by and construed in accordance with the laws of the State of Arizona.

This extract was prepared as of January 27, 2026.

i Note Regarding Clerical Errata. An internal review of the Lease identified certain non-substantive clerical inconsistencies. Specifically, the provision addressing the royalty on the primary mineral commodity contains a typographical inconsistency as reproduced in the scanned copy (appearing as “$8% per ton”), which is not a coherent unit expression when read literally. In addition, the signature page contains a clerical misidentification of the parties, and the location map referenced as an exhibit is incorporated in the Lease under a different labeling convention. These matters are administrative in nature and do not affect the economic intent or substantive rights of the parties. Correspondence has been submitted to the Arizona State Land Department requesting written confirmation and/or administrative correction of these errata.